SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 4)*

         SOURCE MEDIA, INC. (f/k/a HB Communications Acquisition Corp.)
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   404091100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Mr. Edward Grinacoff                      Stephen A. Cohen, Esq.
21st Century Communications Partners,     Morrison Cohen Singer & Weinstein, LLP
L.P.                                      750 Lexington Avenue
767 Fifth Avenue, 45th Floor              New York, New York 10022
New York, New York 10153                  Telephone (212) 735-8600
Telephone (212) 754-8100
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 August 15, 1996
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

   Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                   - 1 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               929,290 shares                                      8.8%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             441,288 shares                                      4.3%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        929,290 shares                                      8.8%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        441,288 shares                                      4.3%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,370,578 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 2 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               316,146 shares                                      3.1%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,054,432 shares                                    9.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        316,146 shares                                      3.1%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,054,432 shares                                    9.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,370,578 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 3 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      WC
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               125,142 shares                                      1.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,245,436 shares                                   11.5%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        125,142 shares                                      1.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,245,436 shares                                   11.5%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,370,578 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 4 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Michael J. Marocco
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,788 shares                                       0.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,788 shares                                       0.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,392,366 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.8%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 5 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Lewis
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,788 shares                                       0.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,788 shares                                       0.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,392,366 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.8%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 6 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John Kornreich
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               21,788 shares                                       0.2%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        21,788 shares                                       0.2%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,392,366 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.8%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 7 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Harvey Sandler
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               38,129 shares                                       0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        38,129 shares                                       0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,408,707 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.9%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 8 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Andrew Sandler
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               5,447 shares                                        0.1%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,370,578 shares                                   12.6%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        5,447 shares                                        0.1%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,370,578 shares                                   12.6%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,376,025 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           12.6%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 9 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Rubenstein
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               39,814 shares                                       0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,656,828 shares                                   14.9%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        39,814 shares                                       0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,656,828 shares                                   14.9%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,696,642 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           15.2%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 10 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Barry Fingerhut
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               38,814 shares                                       0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,420,578 shares                                   13.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        38,814 shares                                       0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,420,578 shares                                   13.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,459,392 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           13.4%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 11 of 17 -

                                 SCHEDULE 13D
CUSIP No. 404091100
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Irwin Lieber
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      PF, OO
--------------------------------------------------------------------------------
5 Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               38,814 shares                                       0.4%
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             1,420,578 shares                                   13.1%
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        38,814 shares                                       0.4%
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        1,420,578 shares                                   13.1%
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      1,459,392 shares
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

                                                                           13.4%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 12 of 17 -

      This statement, dated August 15, 1996, constitutes Amendment No. 4 to the
Schedule 13D, dated March 24, 1995, regarding the reporting persons' ownership of certain securities of Source Media, Inc. (formerly known as HB Communications Acquisition Corp.) (the "Issuer").

      The Schedule 13D is hereinafter referred to as the "Schedule." All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

      This Amendment No. 4 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. Pursuant to Rule 13d-2, it shall state the information which has materially changed since the filing of the Schedule.


ITEM 2. Identity and Background

      4. (a) Michael J. Marocco, director, officer and sole shareholder of MJM Media Corp., a member of the Advisory Committee of the Issuer and a director of the Issuer.

ITEM 3. Source and Amount of Funds or Other Consideration.

            On August 15, 1996, each of the reporting persons assigned their respective 1996 Rights and 1997 Rights to GKN Securities Corp. and/or Lyon Securities, Inc.


ITEM 5. Interests in Securities of the Issuer.

      (a) The following list sets forth the aggregate number and percentage (based on 9,946,162 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended June 30, 1996) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of September 1, 1996:

                                      Shares of         Percentage of Shares
                                    Common Stock           of Common Stock
Name                             Beneficially Owned(1)   Beneficially Owned(1)
----                             ---------------------   ---------------------

21st Century Communications           1,370,578(2)               12.6%
Partners, L.P.

----------

(1) Includes shares of Common Stock issuable upon the exercise of the Warrants.

(2) Includes 293,341 shares of Common Stock and 635,949 and shares of Common Stock issuable upon the exercise of the Warrants. 21st Century disclaims beneficial ownership of 316,146 shares of Common Stock owned by T-E and 125,142 shares of Common Stock owned by Foreign.


                                  - 13 of 17 -

21st Century Communications T-E       1,370,578(3)               12.6%
Partners, L.P.
21st Century Communications Foreign   1,370,578(4)               12.6%
Partners, L.P.
Michael J. Marocco                    1,392,366(5)               12.8%
Barry Lewis                           1,392,366(5)               12.8%
John Kornreich                        1,392,366(5)               12.8%
Harvey Sandler                        1,408,707(5)               12.7%
Andrew Sandler                        1,376,025(5)               12.7%
Barry Rubenstein                      1,696,642(5),(6),(7)       15.3%
Irwin Lieber                          1,459,392(5),(6)           13.4%
Barry Fingerhut                       1,459,392(5),(6)           13.4%

            (b) By virtue of being the sole shareholder, officer and director of MJM Media Corp., Michael J. Marocco may be deemed to have shared power to vote and to dispose of 1,370,578 shares of Common Stock, representing approximately 12.6% of the outstanding Common Stock. Michael J. Marocco has sole power to vote and to dispose of 21,788 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

            By virtue of being the majority shareholder and director of EMEBE Corp., Barry Lewis may be deemed to have shared power to vote and to dispose of 1,370,578 shares of Common Stock, representing approximately 12.6% of the outstanding Common Stock. Barry Lewis has sole power to vote and to dispose of 21,788 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

            By virtue of being the majority shareholder and director of Four JK Corp., John Kornreich may be deemed to have shared power to vote and to dispose of 1,370,578 shares of Common Stock, representing approximately 12.6% of the outstanding Common Stock. John Kornreich has sole power to vote and to dispose of 21,788 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

----------
(3) Includes 99,772 shares of Common Stock and 216,374 shares of Common Stock issuable upon the exercise of the Warrants. T-E disclaims beneficial ownership of 929,290 shares of Common Stock owned by 21st Century and 125,142 shares of Common Stock owned by Foreign.

(4) Includes 39,527 shares of Common Stock and 85,615 shares of Common Stock issuable upon the exercise of the Warrants. Foreign disclaims beneficial ownership of 929,290 shares of Common Stock owned by 21st Century and 316,146 shares of Common Stock owned by T-E.

(5) The reporting person disclaims beneficial ownership of these securities, except to the extent of his equity interest therein.

(6)   Includes 50,000 shares of Common Stock owned by Applewood Associates, L.P.

(7) Includes 101,875 shares of Common Stock issuable upon the exercise of a warrant owned by Woodland Partners and 134,375 shares of Common Stock issuable upon the exercise of a warrant owned by Dalewood.


                                  - 14 of 17 -

                  By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 1,370,578 shares of Common Stock, representing approximately 12.6% of the outstanding Common Stock. Harvey Sandler has sole power to vote and to dispose of 38,129 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

                  By virtue of being a manager and majority member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote and to dispose of 1,370,578 shares of Common Stock, representing approximately 12.6% of the outstanding Common Stock. Andrew Sandler has sole power to vote and to dispose of 5,447 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

                  By virtue of being a shareholder, officer and director of InfoMedia and Dalewood, and a general partner of Woodland Partners and Applewood, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,656,828 shares of Common Stock, representing approximately 14.9% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 39,814 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

                  By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Irwin Lieber may be deemed to have shared power to vote and to dispose of 1,420,578 shares of Common Stock, representing approximately 13.1% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 38,814 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

                  By virtue of being a shareholder, officer and director of InfoMedia and a general partner of Applewood, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 1,420,578 shares of Common Stock, representing approximately 13.1% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 38,814 shares of Common Stock (which includes shares of Common Stock issuable upon the exercise of the Warrants).

            (c) Other than as set forth in Item 3, there were no transactions in the securities of the Issuer by the persons identified in Item 2 of the Schedule effected from June 16, 1996 to August 15, 1996, inclusive.


                                  - 15 of 17 -

                                    Signature

            After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this Schedule is true, complete, and correct.

Date: March 12, 1997

                         21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                             By: Sandler Capital Management, general partner
                                 By: ARH Corp., general partner

                                     By: /s/Harvey Sandler
                                         --------------------------------------
                                         Name:
                                         Title:


                         21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                             By: Sandler Capital Management, general partner
                                 By: ARH Corp., general partner

                                     By: /s/Harvey Sandler
                                         --------------------------------------
                                         Name:
                                         Title:


                         21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                         By: Sandler Investment Partners, L.P., general partner
                             By: Sandler Capital Management, general partner
                                 By: ARH Corp., general partner

                                     By: /s/Harvey Sandler
                                         --------------------------------------
                                         Name:
                                         Title:


                                  - 16 of 17 -

                                  /s/ Michael J. Marocco
                                      --------------------------------
                                      Michael J. Marocco, Individually


                                  /s/ Barry Lewis
                                      --------------------------------
                                      Barry Lewis, Individually


                                  /s/ John Kornreich
                                      --------------------------------
                                      John Kornreich, Individually


                                  /s/ Harvey Sandler
                                      --------------------------------
                                      Harvey Sandler, Individually


                                  /s/ Andrew Sandler
                                      --------------------------------
                                      Andrew Sandler, Individually


                                  /s/ Barry Rubenstein
                                      --------------------------------
                                      Barry Rubenstein, Individually


                                  /s/ Irwin Lieber
                                      --------------------------------
                                      Irwin Lieber, Individually


                                  /s/ Barry Fingerhut
                                      --------------------------------
                                      Barry Fingerhut, Individually

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


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